Exhibit 99.1

For Immediate Release - Press Release

COMPANY:	MFRI, INC. (NASDAQ NM: MFRI - News)
CONTACT:	David Unger, Chairman and CEO
(847) 966-1000

MFRI announces new President of its Midwesco Filter Resources, Inc. subsidiary

NILES, IL, August 1, 2008-- MFRI, Inc. announced today that Mark Foster has joined the company as President of its Midwesco Filter Resources, Inc. subsidiary.

Mr. Foster comes to Midwesco Filter from Saint-Gobain where he served in a variety of senior management positions in the United States, Canada and Europe. Saint-Gobain (Paris, France) is a public multinational company that provides a wide range of high performance materials and products to industrial customers worldwide. Mr. Foster is a graduate of McMaster University, Hamilton, Ontario, Canada with a Bachelor Degree in Ceramic Engineering.

“Our Filter Group is a growing international business and Mark’s experience serving industrial customers is a great match for our current and future needs”, said Bradley Mautner, President of MFRI. “Mark brings both the business and technical skills needed to position the company for the next level of growth and profitability.”

Mr. Foster added: “I am excited about joining MFRI, Inc. as the leader of the filtration business. Midwesco Filter Resources has built a leading position in dry filtration products and markets. The growing worldwide need for environmentally responsible action by industry creates many strategic opportunity for us and I’m eager to get started.”

MFRI, Inc. is a multi-line company engaged in the following businesses: pre-insulated specialty piping systems for oil and gas gathering, district heating and cooling and other applications; custom-designed industrial filtration products to remove particulates from dry gas streams; thermal transfer equipment to remove heat from molding, printing and other industrial processes and installation of heating, ventilation and air conditioning (“HVAC”) for large buildings, with a focus on energy efficient design.

For more information visit the Company's website www.mfri.com or contact the company directly.

Statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as "anticipate," "may," "will," "expect," "continue," "remain," "intend," "aim," "should," "prospects," "could," "future," "potential," believes," "plans," "likely," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.